EXHIBIT 12.1



                               VIACOM INTERNATIONAL INC. AND SUBSIDIARIES

                            COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                       (In millions except ratios)

                               Three Months Ended
                                    March 31,                          Year Ended December 31,
                                 1994       1993       1993       1992        1991       1990     1989
                               -------------------    --------------------------------------------------
Earnings (loss) before income
   taxes                       $(260.2)     $103.8    $303.7     $164.6      $66.3     $(16.0)    $266.1

Add:
  Distributed income of
     affiliated companies          5.0          .6      13.5        9.5        5.6        2.8        4.5
  Interest expense, net of
      capitalized interest        34.9        40.4     150.7      195.2      252.9      243.3      258.0
  Capitalized interest             2.0          .6       2.1        2.4        2.3        2.2        2.3
amortized
   1/3 of rental expense           6.3         6.3      24.7       22.6       21.5       18.8       15.5
                               -------      ------    ------     ------     ------     ------     ------
Earnings (loss)                $(212.0)     $151.7    $494.7     $394.3     $348.6     $251.1     $546.4
                               =======      ======    ======     ======     ======     ======     ======

Fixed charges:
   Interest costs on all
     indebtedness              $  35.0      $ 40.5    $151.1     $195.8     $253.5     $244.1     $313.8
   1/3 of rental expense           6.3         6.3      24.7       22.6       21.5       18.8       15.5
                               -------      ------    ------     ------     ------     ------     ------
Total fixed charges            $  41.3      $ 46.8    $175.8     $218.4     $275.0     $262.9     $329.3
                               =======      ======    ======     ======     ======     ======     ======

Ratio of earnings to
   fixed charges               Note (a)        3.2X      2.8X       1.8X       1.3X   Note (a)       1.7X
                               =======      ======    ======     ======     ======    =======     ======




(a) Earnings were inadequate to cover fixed charges; the additional amount of earnings required to cover fixed charges for the three months ended March 31, 1994 and the year ended December 31, 1990, would have been $253.3 million and $11.8 million, respectively.